Exhibit 10.1

June 6, 2017

Dan Mondor
c/o Inseego Corp.
9605 Scranton Road
Suite 300
San Diego, CA 92121

RE: Offer of Employment at Inseego Corp.

Dear Dan,

It is my pleasure to make you the following offer of employment with Inseego Corp. (“Company”), as President and Chief Executive Officer. This is an exempt role and full time position. In this position, you will report to the Board of Directors of the Company (“Board”), with a start date of June 6, 2017.

Compensation: You will receive an annual base salary of $450,000, paid semi-monthly in the amount of $18,750.00 in accordance with our normal payroll procedures.

Company Bonus: You will be eligible to participate in the Inseego 2017 Company Bonus Plan with a target bonus of 65% of the base salary actually paid to you in 2017. In addition to establishing performance goals necessary for a payout of the target amount, the Compensation Committee of the Board will establish “stretch goals” which would enable you to receive up to 130% in the event the Company achieves such goals.

Benefits: You will be eligible to participate in the Company’s benefit plan consisting of medical, dental, vision, short-term and long-term disability, term life insurance and accidental death and dismemberment insurance. You also will be eligible to participate in the Company’s 401(k) plan and, if available, the Inseego Employee Stock Purchase Plan, subject to its terms and conditions. Employees who regularly work 30 hours per week are eligible for Paid Time Off benefits up to 15 days during the first year of employment. Pursuant to the Company’s expense reimbursement policies, as may be revised from time to time, you will also be entitled to reimbursement of reasonable out-of-pocket costs and expenses (e.g., travel, lodging, meals) incurred by you on Company business.

You will receive more information about these programs, including eligibility, at New Hire Orientation.

Change in Control, Severance and Indemnification: You will receive the benefits described in the Change in Control and Severance Agreement attached hereto as Exhibit A (the “CIC Agreement). You will also be authorized to enter into the Company’s standard form of Indemnification Agreement for Directors and Executive Officers, a copy of which is attached hereto as Exhibit B.

Stock Options: Subject to final approval of the Board of Directors of Inseego (or a committee thereof), you will be provided with stock options to purchase 750,000 shares of Inseego Common Stock pursuant to the Company’s stock incentive plan (the “Plan”). Notwithstanding anything to the contrary in your CIC Agreement, the options will vest as follows: (i) 100% of the options shall vest on the first anniversary of the grant date, provided you remain employed by the Company through such date; (ii) in the event of a Change in Control of the Company (as defined in the CIC Agreement), as long as you remain employed by the Company through the date of such event, then 100% of the options shall vest immediately upon consummation of such Change in Control; and (iii) in the event, prior to the first anniversary of the grant date, you are involuntarily terminated by the Company without “Cause” (as defined in the CIC Agreement), then you will vest in the number of options equal to 750,000 multiplied by a fraction, the numerator of which shall be the number of complete months between June 7, 2017 and your termination date, and the denominator of which shall be 12.. The grant of such options, and the corresponding shares issuable upon exercise of these options, would be subject to the terms and conditions of the Plan and the underlying stock option agreement.

For the sake of clarity, disposing of the underlying shares issuable upon exercise of these stock options would be subject to the Company’s Insider Trading Policy which will be made available to you shortly following the commencement of your employment.

General Requirements: You will be required to sign an Inventions, Disclosure, Confidentiality & Proprietary Rights Agreement with the Company on the commencement date of your employment. We also will ask you certify to us that accepting employment at the Company or performing your duties at the Company as outlined will not be a violation of any agreement or understanding you may have with a prior employer or party. In addition, you will be required during your employment to abide by the Company’s Code of Business Conduct and Ethics and customary employment policies and procedures that apply to all Company employees. The Code and related business and employment practices, which will be presented to you during the first few weeks of your employment with the Company, address numerous topics, including but not limited to, prohibitions on (i) sexual harassment, (ii) trading in the Company’s securities at certain times and (iii) working for, or consulting to, other employers or parties while you are employed by the Company.

This offer of employment is contingent upon satisfactory completion of a pre-employment background check, confirmation of any conferred degrees, satisfactory references, verification of your employment history as stated on your resume and verification you may legally work in the U.S., consistent with the requirements of the Immigration Reform and Control Act (“IRAC”). In this regard, on your first day of employment, you will be asked to provide the Company with the required form(s) of work authorization and identification required by the U.S. Citizenship and Immigration Services (USCIS).

Please note your employment at the Company is employment at will, which means that either you or the Company can terminate your employment at any time with or without cause or advance notice. By signing below, you agree that no other promises or material terms of employment have been offered to you other than as set forth herein and that this offer letter may be modified or supplemented only in writing, manually signed by both you and either the Director Human Resources or the Chief Financial Officer.

If you have any questions about the above information, please feel free to contact me. I look forward to working with you as a member of the Inseego team.

Sincerely,

/s/ Robert Pons
Robert Pons, on behalf of the Board of Directors of Inseego Corp.

I accept the offer as set forth above.

/s/ Dan Mondor
Dan Mondor

Dated:	June 6, 2017